Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

EMBARR DOWNS, INC.

EMBARR DOWNS, INC., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

A.
The name of the Corporation is Embarr Downs, Inc. The Corporation’s original Articles of Incorporation as filed with the Secretary of State of the State of Nevada on March 12, 2012 under the original corporate name of Globalgroup Investment Holdings, Inc.

B.
This Amended and Restated Articles of Incorporation was duly adopted in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes of the State of Nevada, and restates, integrates and further amends the provisions of the Corporation’s Articles of Incorporation.

C.	Whereby, on August 20, 2013, an affirmative vote of a majority of the shareholders and board of directors approved the Restated and Amended Articles of Incorporation.
D.	The text of the Articles of Incorporation of this Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Embarr Down Inc. has caused this Amended and Restated Articles of Incorporation to be executed by the undersigned officer, thereunto duly authorized, and this 20th day of August 2013.

Embarr Downs, Inc.
a Nevada corporation

By:/s/ Joseph Wade

Joseph Wade
Chief Executive Officer

EXHIBIT A

ARTICLE I
Name

The name of the corporation is Embarr Downs, Inc. (the “Corporation”)

ARTICLE II
Duration

This corporation has perpetual existence.

ARTICLE III
Corporation Purposes

The purposes for which the corporation is formed are:

(a)	To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;

(b)	To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;

(c)	To do business anywhere in the world; and

(d)
To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereinafter in effect and whether or not herein specifically mentioned.

The above purposes clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

ARTICLE IV
Capitalization

The total number of shares of stock which the corporation shall have authority to issue is 4,500,000,000 shares, of which 4,450,000,000 shares of par value $0.0001 per share shall be designated as Common Stock and 50,000,000 shares of par value $0.001 shall be designated as Preferred Stock.  The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series.  The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

ARTICLE V
Board of Directors

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except, as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the laws of the State of Nevada.

ARTICLE VI
Directors Liability

To the fullest extent permitted by the laws of the State of Nevada (currently set forth in. NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

ARTICLE VII
Indemnification of Officers and Directors

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request  of the Corporation as a director, officer, employee, or agent of, on in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VIII
No Preemptive Rights

The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

ARTICLE IX
Voting Rights

Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation. Each stockholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such stockholder for as many persons as there are Directors to be elected and for whose election such stockholder has a right to vote, and no stockholder shall he entitled to cumulate their vote.

ARTICLE X
Resident Agent

The resident agent of the Corporation shall be the State Agent and Transfer Syndicate, Inc. Nevada, whose street address is 112 North Curry Street, Carson City, Nevada 89703.

ARTICLE XI
Statutes Not Applicable

The provisions of NRS 78.378 to 78.3793 inclusive, regarding the voting of a controlling interest in stock of a Nevada corporation and Sections 78.411 through 78.444 inclusive, regarding combinations with interested stockholders, shall not apply to the Corporation

ARTICLE XII
Quorum

One third of the votes entitled to be cast on any matter by each stockholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by stockholders

ARTICLE XII
Bond and Debenture Holder Rights

The holder of a bond, debenture or, other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

ARTICLE XII
Limitation on Right to Call Special Shareholders Meeting

Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 10 nor more than 50 day's written notice to the stockholders of the Corporation